News Release

BorgWarner Appoints
Sailaja Shankar to its Board of Directors

Auburn Hills, Michigan, September 22, 2022 – BorgWarner announced today that Sailaja Shankar has been named to its Board of Directors.
“We are pleased to welcome Sailaja to BorgWarner’s Board of Directors," said Alexis P. Michas, non-executive chairman of the board of BorgWarner. “Sailaja’s breadth of leadership experience through strategic change in large enterprise organizations, coupled with her digital, cybersecurity, software, and software applications knowledge make her a strong complement to our board as our product line continues to evolve and we deliver on Charging Forward.”
Ms. Shankar is the Senior Vice President and General Manager of the Cisco Security Business Group (SBG) (NASDAQ: CSCO), the worldwide leader in technology that powers the Internet, where she is responsible for the company's global security business—including its innovative strategy, portfolio, and architecture.
Prior to joining Cisco, Ms. Shankar served as Senior Vice President of Engineering, Enterprise at McAfee (NASDAQ: MCFE), responsible for its security and threat defense solutions across endpoint, extended detection and response, data center security, and cloud native application protection.
Ms. Shankar holds a Bachelor of Science in Chemistry from Maris Stella College, and a Bachelor’s and Master of Arts from Andhra University in Mass Communications/Journalism and English Literature.

About BorgWarner
For more than 130 years, BorgWarner has been a transformative global product leader bringing successful mobility innovation to market. Today, we’re accelerating the world’s transition to eMobility — to help build a cleaner, healthier, safer future for all.

Sailaja Shankar has been named to BorgWarner’s board of directors.

PR contact:
Michelle Collins
Phone: +1 248-754-0449
Email: mediacontact@borgwarner.com